EXHIBIT 1.A.(8)(p)


                        ADMINISTRATIVE SERVICES AGREEMENT



         RELIASTAR LIFE INSURANCE COMPANY, NORTHERN LIFE INSURANCE COMPANY, RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK ("INSURERS") and A I M ADVISORS, INC. ("AIM") (collectively, the "Parties") mutually agree to the arrangements set forth in this Administrative Services Agreement (the "Agreement") dated as of ___________, 2000.

         WHEREAS, AIM is the investment adviser to AIM Variable Insurance Funds, Inc. (the "Fund"); and

         WHEREAS, AIM has entered into an amended Master Administrative Services Agreement, dated May 1, 1998, with the Fund ("Master Agreement") pursuant to which it has agreed to provide, or arrange to provide, certain administrative services, including such services as may be requested by the Fund's Board of Directors from time to time; and

         WHEREAS, INSURERS issues variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts"); and

         WHEREAS, INSURERS have entered into a participation agreements,("Participation Agreements") with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios ("Portfolios") available for purchase by one or more of INSURERS' separate accounts or divisions thereof (each, a "Separate Account"), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

         WHEREAS, INSURERS and AIM expect that the Fund, and its Portfolios, can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURERS each as a single shareholder of record of Portfolio shares, rather than having numerous public shareholders of such shares; and

         WHEREAS, INSURERS and AIM expect that the Fund, and its Portfolios, can derive such substantial savings because INSURERS performs the administrative services listed on Schedule A hereto for the Fund in connection with the Contracts issued by INSURERS; and

         WHEREAS, INSURERS have no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement and the Participation Agreements; and

         WHEREAS, INSURERS desire to be compensated for providing such administrative services; and




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         WHEREAS, AIM desires that the Fund benefit from the lower
administrative expenses resulting from the administrative services performed by INSURERS; and

         WHEREAS, AIM desires to retain the administrative services of INSURERS and to compensate INSURERS for providing such administrative services;

         NOW, THEREFORE, the Parties agree as follows:

             SECTION 1. ADMINISTRATIVE SERVICES; PAYMENTS THEREFOR.

         (a) INSURERS shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, AIM agrees to pay to INSURERS a quarterly fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURERS ("INSURERS Fund Assets) at the annual rate of 0.25%.

         (b) AIM shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURERS, without demand or notice by INSURERS, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

         (c) From time to time, the Parties shall review the Quarterly Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of INSURERS. The Parties agree to negotiate in good faith a reduction to the Quarterly Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by the Fund to AIM pursuant to the Master Agreement.

                         SECTION 2. NATURE OF PAYMENTS.

         The Parties to this Agreement recognize and agree that AIM's payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. INSURERS represent and warrant that the fees to be paid by AIM for services to be rendered by INSURERS pursuant to the terms of this Agreement are to compensate the INSURERS for providing administrative services to the Fund, and are not designed to reimburse or compensate INSURERS for providing administrative services with respect to the Contracts or any Separate Account (it being understood that for accounting purposes INSURER does not allocate fees received to specific services provided or expenses incurred on a dollar for dollar basis).

                        SECTION 3. TERM AND TERMINATION.

         Any Party may terminate this Agreement, without penalty, on 60 days written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as AIM or its



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successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as INSURERS provide the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio.

                              SECTION 4. AMENDMENT.

         This Agreement may be amended upon mutual agreement of the Parties in writing.

                               SECTION 5. NOTICES.

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

                           RELIASTAR LIFE INSURANCE COMPANY
                           20 Washington Avenue South
                           Minneapolis, Minnesota 55401
                           Facsimile:  (612) 342-7531
                           Attention:  Stewart D. Gregg, Esq.

                           NORTHERN LIFE INSURANCE COMPANY
                           Street address
                           City, State Zip
                           Facsimile:
                           Attention:

                           RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                           Street address
                           City, State Zip
                           Facsimile:
                           Attention:

                           A I M ADVISORS, INC.
                           11 Greenway Plaza, Suite 100
                           Houston, Texas 77046
                           Facsimile:  (713) 993-9185
                           Attention:  Nancy L. Martin, Esq.


                            SECTION 6. MISCELLANEOUS.

         (a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.



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         (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

         (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

         (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

         (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware without reference to the conflict of law principles thereof.

         (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

                                    RELIASTAR LIFE INSURANCE COMPANY

                                    By:     ____________________________________

                                    Title:  ____________________________________

                                    NORTHERN LIFE INSURANCE COMPANY

                                    By:     ____________________________________

                                    Title:  ____________________________________

                                    RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

                                    By:     ____________________________________

                                    Title:  ____________________________________

                                    A I M ADVISORS, INC.

                                    By:     ____________________________________



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                                    Title:  ____________________________________


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                                                                      SCHEDULE A
                           ADMINISTRATIVE SERVICES FOR
                       AIM VARIABLE INSURANCE FUNDS, INC.

         INSURERS shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURERS and AIM, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

A.       RECORDS OF PORTFOLIO SHARE TRANSACTIONS; MISCELLANEOUS RECORDS

         1. INSURERS shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURERS as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

         2. INSURERS shall maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist AIM, the Fund and/or the Fund's transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio's net asset value per share. INSURERS shall promptly provide AIM, the Fund, and the Fund's transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time. INSURERS shall provide such other assistance to AIM, the Fund, and the Fund's transfer agent as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.

         3. In addition to the foregoing records, and without limitation, INSURERS shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.

B.       ORDER PLACEMENT AND PAYMENT

         1. INSURERS shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio's shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURERS shall notify the Fund of the cash required to meet redemption payments.

         2. INSURERS shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURERS shall transmit net purchase payments to the Fund's custodian.



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C.       ACCOUNTING SERVICES

         INSURERS shall perform miscellaneous accounting services as may be reasonably requested from time to time by AIM, which services shall relate to the business contemplated by the Participation Agreements between INSURERS and the Fund, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of INSURERS' books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreements.

D.       REPORTS

         INSURERS acknowledges that AIM may, from time to time, be called upon by the Fund's Board of Directors ("Board"), to provide various types of information pertaining to the operations of the Fund and related matters, and that AIM also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURERS agree to provide AIM with such assistance as AIM may reasonably request so that AIM can report such information to the Fund's Board in a timely manner. INSURERS acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURERS pursuant to the Fund's mixed and shared funding SEC exemptive order, described in the Participation Agreements.

         INSURERS further agree to provide AIM with such assistance as AIM may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

E.       FUND-RELATED CONTRACT OWNER SERVICES

         INSURERS agree to print and distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials and any other materials of the Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio shares. INSURERS further agree to provide telephonic support for Contract owners, including, without limitation, advice with respect to inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

F.       MISCELLANEOUS SERVICES

         INSURERS shall provide such other administrative support to the Fund as mutually agreed between INSURERS and AIM or the Fund from time to time. INSURERS shall, from time to time, relieve the Fund of other usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.



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